Exhibit 99.1

Contact:	Adam N. Satterfield
Senior Vice President, Finance and Chief Financial Officer
(336) 822-5721
OLD DOMINION FREIGHT LINE PROVIDES UPDATE FOR FOURTH-QUARTER 2017

THOMASVILLE, N.C. - (December 5, 2017) - Old Dominion Freight Line, Inc. (NASDAQ: ODFL) today reported certain less-than-truckload ("LTL") operating metrics for November 2017.  LTL tons per day increased 13.6% as compared to November 2016, due to a 10.9% increase in LTL shipments per day and a 2.5% increase in LTL weight per shipment.  For the quarter-to-date period, LTL revenue per hundredweight increased 4.9% as compared to the same period last year.

David S. Congdon, Vice Chairman and Chief Executive Officer of Old Dominion, commented, "Our revenue growth thus far into the fourth quarter includes increases in volume and yield, and reflects the ongoing improvement in the domestic economy. Additionally, we believe these results represent increases in our market share as customers continue to appreciate the superior service and available network capacity that we provide.  We remain committed to investing in our business as part of our long-term strategy to ensure that we have the capacity necessary to support increasing customer demand, and we are confident that this proven business model will produce further long-term gains in shareholder value."

Forward-looking statements in this news release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. We caution the reader that such forward-looking statements involve risks and uncertainties that could cause actual events and results to be materially different from those expressed or implied herein, including, but not limited to, the following: (1) the competitive environment with respect to industry capacity and pricing, including the use of fuel surcharges, which could negatively impact our total overall pricing strategy and our ability to cover our operating expenses; (2) our ability to collect fuel surcharges and the effectiveness of those fuel surcharges in mitigating the impact of fluctuating prices for diesel fuel and other petroleum-based products; (3) the negative impact of any unionization, or the passage of legislation or regulations that could facilitate unionization, of our employees; (4) the challenges associated with executing our growth strategy, including our ability to successfully consummate and integrate any acquisitions; (5) changes in our goals and strategies, which are subject to change at any time at our discretion; (6) various economic factors such as recessions, downturns in the economy, global uncertainty and instability, changes in U.S. social, political, and regulatory conditions or a disruption of financial markets, which may decrease demand for our services; (7) increases in driver compensation or difficulties attracting and retaining qualified drivers to meet freight demand; (8) our exposure to claims related to cargo loss and damage, property damage, personal injury, workers' compensation, group health and group dental, including increased premiums, adverse loss development, increased

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ODFL Provides Update for Fourth-Quarter 2017

December 5, 2017

self-insured retention levels and claims in excess of insured coverage levels; (9) cost increases associated with employee benefits, including costs associated with employee healthcare plans; (10) the availability and cost of capital for our significant ongoing cash requirements; (11) the availability and cost of new equipment and replacement parts, including regulatory changes and supply constraints that could impact the cost of these assets; (12) decreases in demand for, and the value of, used equipment; (13) the availability and cost of diesel fuel; (14) the costs and potential liabilities related to compliance with, or violations of, existing or future governmental laws and regulations, including environmental laws, engine emissions standards, hours-of-service for our drivers, driver fitness requirements and new safety standards for drivers and equipment; (15) the costs and potential liabilities related to various legal proceedings and claims that have arisen in the ordinary course of our business, some of which include class-action allegations; (16) the costs and potential liabilities related to governmental proceedings, inquiries, notices or investigations; (17) the costs and potential liabilities related to our international business relationships; (18) the costs and potential adverse impact of compliance with, or violations of, current and future rules issued by the Department of Transportation, the Federal Motor Carrier Safety Administration (the “FMCSA”) and other regulatory agencies; (19) the costs and potential adverse impact of compliance associated with addressing interoperability between legacy electronic automatic on-board recording devices and electronic logging devices (“ELDs”) that comply with FMCSA’s ELD regulations and guidance; (20) seasonal trends in the less-than-truckload industry, including harsh weather conditions and disasters; (21) our dependence on key employees; (22) the concentration of our stock ownership with the Congdon family; (23) the costs and potential adverse impact associated with future changes in accounting standards or practices; (24) potential costs associated with cyber incidents and other risks, including system failure, security breach, disruption by malware or other damage; (25) failure to keep pace with developments in technology, any disruption to our technology infrastructure, or failures of essential services upon which our technology platforms rely, which could cause us to incur costs or result in a loss of business; (26) the costs and potential adverse impact associated with transitional challenges in upgrading or enhancing our technology systems; (27) damage to our reputation through unfavorable publicity; (28) the costs and potential adverse impact of compliance with anti-terrorism measures on our business; (29) dilution to existing shareholders caused by any issuance of additional equity; (30) the impact of a quarterly cash dividend or the failure to declare future cash dividends; (31) fluctuations in the market value of our common stock; (32) the impact of certain provisions in our articles of incorporation, bylaws, and Virginia law that could discourage, delay or prevent a change in control of us or a change in our management; and (33) other risks and uncertainties described in our most recent Annual Report on Form 10-K and other filings with the SEC. Our forward-looking statements are based upon our beliefs and assumptions using information available at the time the statements are made. We caution the reader not to place undue reliance on our forward-looking statements (i) as these statements are neither a prediction nor a guarantee of future events or circumstances and (ii) the assumptions, beliefs, expectations and projections about future events may differ materially from actual results. We undertake no obligation to publicly update any forward-looking statement to reflect developments occurring after the statement is made, except as otherwise required by law.

Old Dominion Freight Line, Inc. is a leading, less-than-truckload (“LTL”), union-free motor carrier providing regional, inter-regional and national LTL services, which include ground and air expedited transportation and consumer household pickup and delivery through a single integrated organization. In addition to its core LTL services, the Company offers a range of value-added services including container drayage, truckload brokerage, supply chain consulting and warehousing.

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